Exhibit 99.1



       [GRAPHIC  OMITED]                              WTAA  INTERNATIONAL,  INC.
                                                            OTC  B/B:  WTIN

                                                            NEWS  RELEASE
                                                            -------------
                                                            October  23,  2001




WTAA  LAUNCHES  NEW  BUSINESS  DIRECTION
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LAS VEGAS, NEVADA: Mr. Larry Shaben, WTAA's Chairman, is pleased to announce the
Board's decision to re-align the company's business direction to the field of "digital communications" the new frontier for international marketers and advertising agencies, thus completing the Company's Plan of Re-Organization announced on February 8, 2001. The Company has also filed a Form 14C to initiate a name change to "Gravitas International Inc". The trading symbol will remain as "WTIN" until this process is completed, when a new symbol will be assigned.

Mr. Shaben says "The world of digital communication is expanding at an incredible rate, noting that literally billions of dollars are being spent on exciting new digital media. The digital world is changing the way business is done because of lower costs, speed, accuracy, information transmission and clarity. The new Gravitas mission is to change the way Marketing is done using its proprietary digital technologies."

WTAA (Gravitas) has recently looked into several potential acquisitions, one of which was the Memoremail share purchase previously announced. However, the company's due diligence ultimately revealed that certain technologies developed by a key supplier, were not as represented. Accordingly, management decided to discontinue negotiations, and has taken possession of Memoremail's assets, including its proprietary technologies, as WTAA (Gravitas) is entitled to do pursuant to its secured loan.

For  INVESTOR  RELATIONS,  contact  Investor  Solutions  Group  Inc.
Telephone:  (888)  458-3388   Fax:  (604)  656-1370
Email:  WTAAINFO@INVESTORSOLUTIONSGROUP.COM  WEBSITE:  WWW.WTAA.COM
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NOTE:  SAFE  HARBOR  FOR  FORWARD-LOOKING  STATEMENTS
Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in the future periods to differ materially from forecasted results: whether the company will be successful in its new business direction, whether the field of digital communications is broad, and whether future acquisitions will be completed. These risks and uncertainties include, among other things, volatility of prices, product demand, market compensation, and risks inherent in the company's international operations.


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